Exhibit 99.2

UNITED STATES OF AMERICA

# The State of Washington

## Secretary of State

**I, KIM WYMAN,** Secretary of State of the State of Washington and custodian of its seal, hereby issue this

**CERTIFICATE OF FORMATION**

to

**TRIBUS INNOVATIONS, LLC**

a/an WA Limited Liability Company. Charter documents are effective on the date indicated below.

Date: 12/1/2015

UBI Number: 603-564-769

Given under my hand and the Seal of the State of Washington at Olympia, the State Capital

Kim Wyman

Kim Wyman, Secretary of State

Date Issued: 12/7/2015

OPERATING AGREEMENT
OF
TRIBUS INNOVATIONS, LLC

A Washington Limited Liability Company

THIS OPERATING AGREEMENT of TRIBUS INNOVATIONS, LLC (“Agreement”) is entered into and shall be effective as of ______February 12th_______, 2016 (“Effective Date”), by and between Kendall Bertagnole, Juan C Ayala and Tommy Mills each as an Initial Member and collectively as the Initial Members.

ARTICLE 1.
DEFINITIONS

The following terms used in this Agreement shall have the following meanings:

1.1           “Act” means the State of Washington’s Limited Liability Company Act as set forth in Chapter 25.15 of the Revised Code of Washington, as in effect on the Effective Date of this Agreement or corresponding provisions of subsequent superseding State of Washington laws.

1.2           “Additional Member” means a Person, other than an Initial Member, who has: (i) acquired Economic Rights from the Company or who has been Transferred, by a Permitted Transfer, all or a portion of a Member’s Economic Rights and (ii) have satisfied the requirements as set out in Section 8.1 of this Agreement.

1.3           “Adjusted Deficit” is defined in Section A.1 of Appendix 1.

1.4           “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with a Member. The terms, “control,” “controlled” or “controlling” include, without limitation: (i) the ownership, control or power to vote sufficient beneficial interests of any such Person, as the case may be, to make decisions for such Persons; (ii) the control in any manner over the manager, or the election of more than one manager, director or trustee (or persons exercising similar functions) of such Person; or (iii) the power to exercise, directly or indirectly, control over the management or policies of such Person.

1.5           “Agreement” means this Operating Agreement as originally executed and as amended or restated from time to time.

1.6            “Business Day” means any day other than (i) Saturday, (ii) Sunday or (iii) any legal holiday observed by national banks in the City of Spokane, Washington.

1.7           “Certificate” means the Certificate of Formation of the Company as filed with the Washington Secretary of State on December 1, 2015, as the same may be amended or restated from time to time.

1.8           “Code” means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent superseding federal revenue laws, and to the extent applicable, the Regulations.

1.9           “Company” means Tribus Innovations, LLC, a Washington limited liability company.

1.10         “Company Property” means any Property owned by the Company.

1.11         “Contribution” means, with respect to any Person, the initial amount of property or capital contributed to the Company by a Member pursuant to Section 5.1 of this Agreement and any additional property or capital contributions contributed to the Company by a Member pursuant to Section 5.2. Each Member’s initial Contribution in the Company is reflected on the attached Exhibit A.

1.12         “Controlling Interest” is defined in Section 10.1.

1.13         “Depreciation” is defined in Section A.1 of Appendix 1.

1.14         “Dissolution Event” is defined in Section 11.3.

1.15         “Domestic Partner” means “state registered domestic partner” pursuant to RCW 26.60.

1.16         “Economic Rights” means a Person’s share of the Profits, Losses and distributions of the Company pursuant to the Act, the Certificate and this Agreement, in proportion to such Person’s Sharing Ratio; provided, that Economic Rights do not include any voting rights and may be held by a non-Member Transferee.

1.17         “Effective Date” means the date that the last Initial member signed this Agreement as reiterated in the introduction of this Agreement.

1.18         “Entity” means any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association or other business organization, including without limitation, any foreign trust or foreign business organization.

1.19         “Fiscal Year” means the Company’s fiscal year, which shall be a calendar year, to the extent permitted under Code § 706, and otherwise, as determined pursuant to Code § 706.

1.20         “Initial Member(s)” means Kendall Bertagnole, Juan C Ayala and Tommy Mills.

1.21         “Majority” means greater than fifty percent (50%) of the Members’ Sharing Ratios as determined by the records of the Company on the date of the action.

1.22         “Manager” means, individually, each of those Persons who is a manager of the Company, and, when used in the plural, a sufficient number of managers to take action as the manager of the Company, all pursuant to Article 4, below.

1.23         “Member” means each Person who executes a counterpart of this Agreement as an Initial Member and each Person who may hereafter become an Additional Member. Reference to a Member shall include his or her spouse, except as otherwise noted.

1.24         “Membership Interest” means a Member’s entire interest in the Company, including, without limitation, that Member’s Economic Rights and voting rights.

1.25         “Net Cash” shall mean the gross cash proceeds from Company operations less the portion thereof used to pay or establish reserves for all Company expenses, debt payments, capital improvements, replacements, and contingencies, all as determined by the Managers. “Net Cash” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reasonable reserves established by the Managers.

1.26         “Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns thereof, where the context so requires.

1.27         “Permitted Transfer” means a Transfer of a Person’s Membership Interest in the Company in accordance with Section 10.2.

1.28         “Profits” and “Losses” are defined in Section A.1 of Appendix 1.

1.29         “Property” means any property, real or personal, tangible or intangible, including money, but excluding services and promises to perform services in the future.

1.30         “Regulations” means proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Certificate and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

1.31         “Sharing Ratio” means the percentage ownership interest in the Company that is held by a Member or a Transferee. The Sharing Ratios are shown on Exhibit A, as amended from time to time. For purposes of voting, a Member’s Sharing Ratio shall be the percentage ownership interest that Member owns in relation to the percentage ownership interest owned by the remaining Members. In other words, if a Transferee has a Sharing Ratio of 50% and three Members each have an equal percent ownership of the remaining 50% interest in the company, each Member shall have a 33.33% Sharing Ratio for purposes of Member votes because a Transferee has no voting rights unless and until such Person becomes a Member pursuant to the terms of this Agreement.

1.32         “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, assignment, pledge, hypothecation, mortgage, charge, encumbrance, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, assign, pledge, hypothecate, mortgage, charge, encumber, or otherwise dispose.

1.33         “Transferee” means the owner of Economic Rights who is not a Member. All rights, obligations and restrictions of a Member under this Agreement apply to a Transferee except that a Transferee does not have any of the voting rights, management rights, any right given to a Member under Article 10 of this Agreement, or any other rights that are specifically withheld from Transferees under this Agreement. Reference to a Transferee shall include his or her spouse, except as otherwise noted.

1.34         “Unanimous Vote” means a vote of all Members or Managers, as the case may be, having power to vote at the time.

ARTICLE 2.
ORGANIZATION OF COMPANY

2.1           Organization. Pursuant to the Act, the Initial Members have formed a Washington limited liability company under the laws of the State of Washington by filing the Certificate with the Washington Secretary of State and entering into this Agreement. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be absent such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2           Nature of Business. The Company shall have the authority to do all things necessary or convenient to accomplish its purposes and operate its business. The purposes of the Company shall include, without limitation, each of the following: (i) to design, produce, manufacture and license a proprietary wrench (currently known as the “KT Wrench”) and related products; (ii) to hold, manage, invest and dispose of Company Property; (iii) to develop and maintain close working relationships among the Members; (iv) to afford the Members an opportunity to share in the risks, benefits, profits and losses of the Company activities; (v) to create a substantial benefit associated with wealth management for the Members; and (vi) to conduct or promote any lawful businesses or purposes that a limited liability company is legally allowed to engage in within the State of Washington or any other jurisdiction. The Initial Members intend by this Agreement to establish a business.

2.3           Term of the Company. The term of the Company shall commence upon the filing of the Certificate with the Secretary of State on December 1, 2015 and shall be perpetual, unless terminated in accordance with the provisions of this Agreement and the Act.

2.4           Defects as to Formalities. A failure to observe any formalities or requirements of this Agreement, the Certificate, or the Act shall not be grounds for imposing personal liability on the Members or the Manager for liabilities of the Company.

2.5           Registered Office and Registered Agent. The Company’s initial registered office shall be at the office of its registered agent, Zachary K. Haveman: 601 W. Riverside Ave., Suite 1400, Spokane, WA 99201. The registered office and registered agent may be changed from time to time by filing an amendment to the Certificate.

2.6           No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a general or limited partnership, a limited liability partnership, or a corporation. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

2.7           Rights of Creditors and Third Parties. This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, the Managers, and their respective permitted successors and permitted assigns. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute or as expressly provided in this Agreement, no such creditor or third party shall have any rights under the Agreement or any agreement between the Company and any Member or Manager with respect to any Contribution or otherwise.

2.8           Title to Property. All Company Property shall be owned by the Company as an entity and no Member shall have any ownership interest in or right to the benefit of Company Property in the Member’s individual name or right, except as otherwise explicitly set forth herein, and each Member’s interest in the Company shall be personal property for all purposes. The Company shall hold all Company Property in the name of the Company and not in the name or names of any Member. All funds of the Company shall be deposited in such checking accounts, savings accounts, time deposits, or certificates of deposit in the Company’s name or shall be invested in the Company’s name, in such manner as may be designated by the Managers from time to time. Company funds cannot be commingled with those of any other person or entity. Company funds shall be used by the Managers only for the business of the Company.

2.9           Payments of Individual Obligations. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred for or in payment of any individual obligation of any Member or Manager.

2.10         Company Entity. The Company shall hold itself out to the public and all third parties under the Company’s own name and as a separate and distinct entity and not as a department, division or otherwise of any Member or any Affiliate of any of them.

ARTICLE 3.
MEMBERS

3.1           Authority to Act. Except to the extent expressly required by this Agreement, no Member, other than the Managers, may participate in the management or control of the Company’s business, nor may it transact any business for the Company, nor shall it have the power to act for or bind the Company, such power being vested solely and exclusively in the Managers as provided in this Agreement. Each Member and Transferee shall indemnify the Company for any costs or damages incurred by the Company as a result of the unauthorized actions of such Member or Transferee.

3.2           Unanimous Vote. All Major Decisions, as defined below, require the Unanimous Vote of the Members. The term “Major Decisions” as used in this Agreement means any decision with respect to the matters set forth immediately below and are:

(a)          Dissolution of the Company pursuant to Section 11.3;

(b)          Amendment of this Agreement pursuant to Article 15;

(c)          Transfer, sale or any other disposition of the Company or substantially all assets of the Company;

(d)          Admission of an Additional Member, except upon a Permitted Transfer;

(e)          Granting authorization to a Member or Manager to act in a way that contravenes this Agreement;

(f)          Filing any petition in bankruptcy or reorganization or instituting any other type of bankruptcy, reorganization or insolvency proceeding with respect to the Company; consenting to the institution of involuntary bankruptcy, reorganization or insolvency proceedings with respect to the Company; the admission in writing by the Company of its inability to pay its debts generally as they become due; or the making by the Company of a general assignment for the benefit of its creditors; and

(g)          Any other actions identified in this Agreement requiring unanimous approval of the Members.

Anything in this Agreement to the contrary notwithstanding, the Members shall have no authority to perform any act on behalf of the Company in violation of (i) any applicable laws or regulations, or (ii) any agreement between the Company and its lender (if any) or its successors or assigns.

3.3           Meetings of Members. Any Manager, or any Member or Member(s) owning more than twenty percent (20%) of the Membership Interests, may at any time call a meeting or a vote of the Members. Written notice of each Members’ meeting stating the time, place and the purpose(s) which such meeting is called, shall be given to all Members, not less than seven (7) days prior to the date of such meeting. If mailed with first-class postage, such notice shall be deemed to be effective on the third Business Day after the date on which the same was deposited in the mail. If notice is sent to a Member’s facsimile number or email address appearing on the records of the Company, the notice is effective when dispatched. At any meeting of the Members, a Member shall be entitled to one vote (or fractional vote) for each one percent (1%) (or fraction thereof) of the Sharing Ratio attributable to that Member. If a Transferee has interest in the Company such that the sum of the Members’ Sharing Ratios do not equal one hundred percent (100%), a Member’s Sharing Ratio for purposes of voting shall be calculated as if the Members owned one hundred percent (100%) of the interest in the Company and there were no Transferees. For instance, if there were three Members and one Transferee who each had an equal 25% Sharing Ratio, each Member would have a 33.33% Sharing Ratio for purposes of voting. The Members may vote in person, by written proxy, or by a signed writing directing the manner in which said Member desires that its vote be cast, which writing must be sent to the Managers at least three (3) days prior to such meeting. Any action that may be taken by Members at a meeting may be taken without a meeting if a consent, in writing, setting forth the action so taken, is signed by the Members having not less than the minimum votes that would be necessary to authorize or take that action at a meeting. Any such consent may be signed in counterparts and delivered via facsimile or other electronic media.

3.4           Limitation on Liability. The liability of Members shall be limited as set forth in this Agreement, the Act and other applicable law. A Member shall not be personally liable for debts, losses, obligations, or liabilities of the Company, whether that debt, loss, obligation or liability arises in contract, tort or otherwise, beyond its Contributions, except as otherwise provided by law. To the fullest extent permitted by law, the Company shall indemnify, defend and hold harmless each Member from and against any and all claims, actions, demands, obligations, liabilities, losses, damages, costs, and expenses (including, without limitation, reasonable attorneys’ fees and costs) arising from or related to (i) such party’s status as a Member; (ii) any act performed in good faith within the scope of the authority conferred by this Agreement; (iii) any failure or refusal to perform any act except those required by the terms of this Agreement; and (iv) any performance or omission to perform any acts based on reasonable, good faith reliance on the advice of accountants or legal counsel of the Company; provided that no indemnification shall be given in respect of acts or omissions which constitute fraud, gross negligence, willful misconduct, a knowing violation of the law, or a material breach of this Agreement.

3.5           Books, Records, Reports and Information. Each Member shall have the right to receive the reports and information required to be provided by Article 14 of this Agreement.

3.6           Duty of Loyalty. Each Member and Manager has the duty to account to the Company and hold as trustee for it any property, profit or benefit derived by such Member or Manager in the conduct and/or winding up of the Company’s activities or derived from a use by such Member or manager of Company Property, including the appropriation of an opportunity presented to the Company that specifically relates to the ordinary business of the Company. Each Member and Manager has the duty to refrain from dealing with the Company as or on behalf of a third party having an interest adverse to the Company. Each Member and Manager has the duty to refrain from directly competing with the Company in the conduct or winding up of the Company’s business activities. No Member or Manager may utilize Company Property for other than Company purposes. Notwithstanding the foregoing, the Members and Managers have contemplated the design and production of future products not related to the KT Wrench (“Future Product(s)”), and no Member or Manager owes a duty to the Company or to the other Members or Managers if one of the Members or Managers decides to pursue a Future Product on their own or with another Member or Manager, so long as no Company property is used in such endeavor.

3.7           Other Self-Interest. A Member does not violate a duty or obligation to the Company merely because such Member’s conduct furthers the interest of the Member. A Member may lend money to and transact other business with the Company only in accordance with this Agreement. The rights and obligations of a Member who lends money to or transacts business with the Company are the same as those of a person who is not a Member, subject to other applicable law. No transaction with the Company is voidable solely because a Member has a direct or indirect interest in the transaction if the transaction is approved or ratified by the Managers or the remaining disinterested Members.

ARTICLE 4.
Managers

4.1           Management by Managers. There shall initially be three (3) Managers of the Company, namely Kendall Bertagnole, Juan C Ayala and Tommy Mills (“Managers”). Subject to the Members’ rights to approve actions as set forth in this Agreement, the Managers shall have full responsibility and exclusive and complete discretion in the management and control of the business and affairs of the Company for the purposes stated herein, shall make all decisions affecting the Company’s business and affairs, and shall have full, complete, and exclusive discretion to take any and all action the Company is authorized to take and to make all decisions with respect thereto. A Manager is not required to be a Member. If, however, a Manager is also a Member, such Manager (in addition to, and not in lieu of, any rights it may have in its capacity as a Manager) shall be entitled to all rights of a Member under this Agreement, including, without limitation, the right to receive distributions as a Member.

4.2           Manager’s Duties and Titles.

(a)          Kendall Bertagnole shall be the President and Chief Executive Officer (“CEO”) of the Company. The CEO has general supervision of the business of the Company and shall be in charge of the day-to-day operations. The CEO shall also lead all meetings of the Members, be in charge of financial planning and financial reporting, provide leadership to the other Members and Managers in guiding the strategic planning for the future of the Company, and shall evaluate the effectiveness of the additional Members and Managers. The CEO shall also have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company including, but not limited to, the following

i.	Managing the day-to-day affairs of the Company in the ordinary course of business;

ii.	Borrowing an aggregate of less than one thousand dollars ($1,000) and using Company assets as collateral for such loan(s);

iii.	Managing bank and other accounts on behalf of the Company;

(b)          Tommy Mills shall be the Chief Technology Officer of the Company (“CTO”). Tommy Mills came up the original idea for the KT Wrench, and as CTO will continue to work towards perfecting product offerings of the Company and creating new product ideas for the Company. The CTO will be responsible for assisting the CDO with ideas for new products and mobile and/or computer applications related to Company’s products or services.

(c)          Juan C Ayala shall be the Chief Design Officer of the Company (“CDO”), and shall be in charge of the design phase of products created for the Company. Juan C Ayala completed the design for the KT Wrench, and shall continue to assist the CTO in designing new products for the Company. The CDO shall be in charge of the actual coding of any products or any new mobile and/or computer applications related to Company products or services. The CDO shall obtain the consent of both the CEO and the CTO before initiating any design work. Finally, the CDO shall assist and train both the CEO and CTO in writing code, and shall use his expertise to advise the CEO and CTO on code structure.

4.3           Manager’s Term of Office. A Manager may be removed by either a seventy-five percent (75%) vote of the Members or by a Majority Vote of the Members if the Manager (i) becomes deceased or disabled, (ii) is adjudicated to be bankrupt, (iii) has perpetrated a fraud against the Company, (iv) embezzled Company funds, or (v) is otherwise grossly negligent. A Manager is considered disabled if at least two medical doctors determine that the Manager lacks the capacity to carry out the requisite duties of a Manager of Company. A Manager may also voluntarily withdraw or resign. If there is more than one other Manager at the time of such resignation or removal, the Company may be managed by the remaining Manager. A Majority Vote of the Members is required to appoint a new Manager. Other than as provided in this Section, the Manager shall serve the Company until the Company is dissolved and wound up as provided in Article 11.

4.4           Authority of the Managers to Bind the Company. The Members hereby agree that only the Managers and authorized agents of the Company specifically identified by the Managers shall have the authority to bind the Company.

4.5           Powers of Each Manager. Subject to Section 3.2, each Manager has the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company including, but not limited to, the following:

(a)          Making, executing, delivering or endorsing any check or commercial paper on behalf of the Company; and

(b)          Carrying on any other activities necessary to, in connection with, or incidental to any of the duties of each Manager’s position (as described in Section 4.2 above) or the Company’s business.

4.6           Powers of Manager Group. The decisions of the Company to be made by a Unanimous Vote of the Managers include, but are not limited to, the following:

(a)          Determining the Net Cash available for, and the timing of, distributions to Members, if any;

(b)          Borrowing an aggregate in excess of one thousand dollars ($1,000) and using Company assets as collateral for such loan(s);

(c)          Opening bank and other accounts on behalf of the Company;

(d)          Making any loans to, or taking any loan from, any Member;

(e)          Employing persons or entities to manage the ongoing business of the Company or Property owned by the Company, including appointing the Managers themselves as officers or employees of the Company and authorizing a wage for such position;

(f)          Employing professionals to provide advice to the Managers and the Company with respect to the Company’s business; and

(g)          Acting as an accommodation party, or otherwise become surety for any person on behalf of the Company.

4.7           Managers’ Duty and Standard of Care. The Managers’ duty of care in the discharge of his or her duties to the Company and the Members is limited to refraining from acts or omissions of gross negligence or reckless conduct, intentional misconduct, or a knowing violation of the law. In discharging their duties, the Managers shall be fully protected in relying in good faith upon the records required to be maintained hereunder, or pursuant to the Act, and upon such information, opinions, reports, or statements by any of the Members, agents, or by any other person as to matters such Manager reasonably believes are within such person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports, or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

4.8           Costs and Expenses. The Company shall reimburse the Managers for all reasonable and customary expenses incurred in the formation of the Company, the acquisition and financing of each piece of Company Property, and in the ongoing management of the Company. The Managers will not be paid any compensation simply for being Managers without an affirmative vote of Members having at least a seventy-five percent (75%) Sharing Ratio.

4.9           Liability of the Managers. The Managers shall not be liable as such for the liabilities of the Company, to the fullest extent provided or allowed by the laws of the State of Washington. Failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Managers for liabilities of the Company.

4.10         Indemnification. The Company shall indemnify, defend, and hold the Managers (and each Affiliate of the Managers) harmless from and against all claims, actions, demands, obligations, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) paid or accrued by the Managers in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of Washington.

ARTICLE 5.
CAPITAL CONTRIBUTIONS

5.1           Initial Contributions. Each Member has made the Contributions described in Exhibit A in exchange for such Member’s Membership Interest. The Company shall maintain Capital Accounts in the manner described in Appendix 1.

5.2           Additional Contributions. Upon unanimous vote of the Members, the Members may be required to make additional cash contributions as may be necessary to carry on the Company’s business. The amount of any additional cash contribution shall be based on the Member’s then existing Sharing Ratios. To the extent a Member is unable to meet a cash call, the other Members may choose to contribute the unmet call on a pro rata basis based on the Members’ Sharing Ratios at that time, and the Contribution shall be viewed as a loan to the Member who is unable to meet the cash call. If the non-contributing Member is unable to pay off the loan to the contributing Members within six (6) months of the cash call, the loan shall be repaid to the contributing Members by transferring a proportionate portion of the non-contributing Member’s Membership Interest based on the Fair Market Value of the Company, and the Sharing Ratio of each Member shall be adjusted accordingly. Any loan arising from this Section 5.2 shall carry an interest rate equal to five percent (5%) per annum, compounded daily.

5.3           Recoupment of Contribution. Except as may be provided within Section 6.2 and Section 11.4: (i) no Member shall receive any recoupment or payment on account of or with respect to Contributions, (ii) no Member shall be entitled to interest on or with respect to any Contributions, (iii) no Member shall be entitled to withdraw any part of any Contribution, and (iv) no Member shall be entitled to receive any distributions from the Company

ARTICLE 6.
DISTRIBUTIONS

6.1           General. Except as otherwise provided in the Act, the Certificate and this Agreement, no Person shall have priority over any other Person in respect of distributions, no Person shall have the right or power to demand or receive a distribution in a form other than cash and no Person may be required or compelled to accept a distribution of any Property other than cash in lieu of a proportional distribution of cash being made to other Members.

6.2           Distributions of Net Cash. In any fiscal year of the Company where profits of the Company are required to be reported by the Members and subject to federal income tax, the Managers may cause the Company to distribute an amount less than or equal to each Member’s proportionate share of the Company’s profits subject to federal income tax multiplied by the Member’s applicable federal income tax rate as an individual taxpayer in the United States. The Managers, through a Unanimous Vote, may cause the Company to distribute its Net Cash to the Members according to their Sharing Ratios at any time and in any amount.

6.3           Liquidating Distributions. In the event the Company is dissolved and the business and affairs of the Company are wound up, distributions shall be made pursuant to Section 11.4.

ARTICLE 7.
ALLOCATIONS

7.1           Profits and Losses. After making any special allocations required under Section 7.2 and Section 7.3, the Profits and Losses of the Company (and each item of income, gain, loss, and deduction entering into the computation thereof) for each Fiscal Year, shall be allocated to the Members according to their Sharing Ratios.

7.2           Special Allocations; Election Requiring Adjustment to Basis. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code section 734(b) or section 743(b) is required (pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(m)) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of such Company asset) or loss (if such adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulation section.

7.3           Special Allocations. Section 704 of the Code and the Treasury Regulations promulgated thereunder, including but not limited to the provisions of such Treasury Regulations addressing (i) the alternative test for economic effect (i.e., qualified income offset and loss limitation provisions) and (ii) minimum gain chargeback requirements and “partner nonrecourse debt” (within the meaning of the Treasury Regulations), are hereby incorporated by reference.

ARTICLE 8.
ADDITIONAL MEMBERS

8.1           Admission. A Person may become an Additional Member through a Permitted Transfer or upon the Unanimous Vote of the Members. Notwithstanding the foregoing, a Person shall not become an Additional Member unless and until such Person becomes a party to this Agreement as a Member by signing and executing, and having his spouse or Domestic Partner sign and execute, if applicable, such documents and instruments as the Company may reasonably request as may be necessary or appropriate to confirm (i) such Person’s agreement to be bound by this Agreement, (ii) such Person’s authority and capacity to become a Member in compliance with existing law, and (iii) the interests of such Person’s spouse or Domestic Partner in the Company, pursuant to Article 12, below. The Additional Member shall pay or reimburse the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the Person as an Additional Member.

8.2           Accounting. No Additional Member shall be entitled to any retroactive allocation of Profits, Losses, income or expense deductions incurred by the Company. The Manager may, within the Manager’s sole discretion, at the time an Additional Member is admitted, close the Company books (as though the Company’s Fiscal Year had ended) or make pro rata allocations of loss, income and expense deductions to an Additional Member for that portion of the Company’s Fiscal Year in which such Member was admitted in accordance with Code § 706(d) and the Regulations promulgated thereunder.

ARTICLE 9.
dissociation of members

9.1           Termination of Membership. A Member’s status as a Member of the Company shall cease upon the occurrence of one or more of the following events:

(a)          A Member withdraws by giving the Company thirty (30) days written notice in advance of the withdrawal date. Withdrawal by a Member is not a breach of this Agreement.

(b)          A Member assigns all of his or her interest (and not merely a partial interest) to another Member or a qualified third party pursuant to Article 10 of this Agreement.

(c)          A Member dies.

(d)          There is an entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage his or her person or estate.

(e)          In the case of an estate that is a Member, the distribution of the estate’s entire interest in the Company by the fiduciary of the estate.

(f)          In the case of an entity that is a Member, the distribution upon dissolution of the entity’s entire interest in the Company.

(g)          In the event a Member is convicted of any crime involving fraud, moral turpitude, dishonesty, embezzlement or any crime involving the mishandling of property.

(h)          A Member, without the unanimous consent of a majority of the Members: (1) makes an assignment for the benefit of creditors; (2) files a voluntary petition in bankruptcy; (3) is adjudicated a bankrupt or insolvent; (4) files a petition or answer seeking for himself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation; (5) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of the nature described in this paragraph; (6) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member or of all or any substantial part of his or her properties; or (7) if any creditor permitted by law to do so should commence foreclosure or take any other action to seize or sell any Member's interest in the Company.

(i)          If within one hundred twenty (120) days after the commencement of any action against a Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation, the action has not been dismissed and/or has not been consented to by a majority of the Members.

(j)          If within ninety (90) days after the appointment, without a Member’s consent or acquiescence, of a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties, said appointment is not vacated or within ninety (90) days after the expiration of any stay, the appointment is not vacated and/or has not been consented to by a majority of the Members.

(k)          Any of the events provided in applicable provisions of state or federal law that are not inconsistent with the dissociation events identified above.

9.2           Effect of Dissociation. Any dissociated Member shall not be entitled to receive the fair value of his or her Company interest solely by virtue of his or her dissociation.

(a)          Death or Incapacity. Upon the dissociation of a Member caused by that Member’s death or incapacity, the dissociated Member, or his or her heirs or beneficiaries in the case of a Member’s death, that still owns Economic Rights in the Company shall be considered a Transferee, and is thus entitled to continue to receive such profits and losses, to receive such distribution or distributions, and to receive such allocations of income, gain, loss, deduction, credit, or similar items to which he or she would have been entitled if still a Member. As with all other Transferees, a dissociated Member will also be subject to Article 5 of this Agreement, including all calls for Contributions, and all other obligations under this Agreement as if the dissociated Member were still a Member. For all other purposes, including, without limitation, voting powers and management powers, a dissociated Member shall no longer be considered a Member and shall have no rights of a Member.

(b)          Other Dissociations Are Call Events. The dissociation of a Member caused by anything other than that Member’s death, incapacity, voluntary transfer or voluntary withdrawal, shall be considered a “Call Event” as defined in Section 10.5 of this Agreement and the Member’s Membership Interest shall be handled according to the provisions of Section 10.5.

ARTICLE 10.
TRANSFERS OF INTERESTS

10.1         Restriction on Transfers. Except as otherwise permitted by this Agreement, no Member or Transferee may Transfer all or any portion of such Person’s interests in the Company without unanimous approval by all other Members. A Transfer of a Controlling Interest in a Member or Transferee that is an Entity shall constitute a Transfer of such Entity’s interest in the Company. A “Controlling Interest” means fifty percent (50%) or more of the voting rights of any Member or the interest of the manager of any Member who is a limited liability company.

10.2         Permitted Transfers. A Member or Transferee, including such Person’s Personal Representative, may Transfer his or her Membership Interests (i) by gift or other assignment for no (or nominal) consideration to the spouse or registered Domestic Partner of such Member, to such Member’s family members, or for estate planning purposes to trusts that benefit such Member; (ii) to a Person that is already a Member of the Company; (iii) upon his or her death to his or her heirs (or beneficiaries under a valid will) or to a trust or other legal entity that is formed for the benefit of one or more of the foregoing (for as long as one or more of the foregoing constitute all beneficiaries of such trust and, in the event that there is any Transfer of a beneficial interest in such trust to other than one of the foregoing, such Transfer shall not be a Permitted Transfer); and (iv) to any other Person or Persons with written consent of all other Members. Each such Transfer outlined in this Section 10.2 is a “Permitted Transfer.”

10.3         Rights and Obligations Arising Out of Unpermitted Transfers. An attempted Transfer of a Person’s interest in the Company that is not a Permitted Transfer or is not in accordance with the other sections of this Article 10 does not itself dissolve the Company or entitle the transferee to become a Member or exercise any voting rights or Economic Rights, and such an attempted Transfer is void ab initio.

10.4         Right of First Refusal for Voluntary Transfers. A Member or Transferee that wishes to sell or otherwise voluntarily Transfer his or her interest in the Company to a third-party must first deliver notice of his or her desire to Transfer along with a copy of any bona fide offer to purchase to all other Members. Before any voluntary Transfer of a Person’s interest in the Company to a third-party, other than a Permitted Transfer, the Company, upon a majority vote of the Members (excluding the Member who wishes to sell or transfer), shall have the first right to purchase all or a portion of that Person’s interest in the Company at a price equal to the Fair Market Value of such Person’s interest or the amount of the bona fide offer received, whichever is less. Closing of such Company purchase shall be in accordance with Subsection (c) of this Section 10.4 below. If the Company chooses to forego its option to purchase by delivering notice of its decision to all Members or fails to give notice to the Members of its desire to exercise its option within thirty (30) days of receipt of receiving notice and the bona fide offer to purchase, the non-transferring Members shall have the right and option to purchase all or any part of such Person’s interest in the Company that are intended to be Transferred (“Transferred Interests”) in accordance with this Section 10.4. Upon the exercise of such right, the holder of the Transferred Interests (“Holder”) shall sell the Transferred Interests to such Purchasing Member(s) (defined below) in accordance with the terms and conditions set forth in this Section 10.4.

(a)          Right to Purchase. Upon receipt of notice of the Company’s desire to forego its option to purchase or, if the Company fails to deliver notice, after thirty (30) days of receipt of notice of a bona fide offer to purchase the Transferred Interests, each non-transferring Member shall have the option to purchase all or any portion of the Transferred Interests for the price and in accordance with the terms set forth below. If a non-transferring Member desires to exercise its right to purchase the Transferred Interests, the non-transferring Member must provide notice to the Holder and all other Members of such intent within thirty (30) days after the notice of the bona fide offer was sent to the non-transferring Member. In the event that more than one non-transferring Member elects to exercise their right to purchase the Transferred Interests (each, a “Purchasing Member”), each Purchasing Member shall have the right to purchase a portion of the Transferred Interests with each portion bearing the same ratio as the Purchasing Member’s Sharing Ratio bears to the other Purchasing Members.

(b)          Purchase Price. The purchase price of the Transferred Interests shall be one of the following, as selected by the Purchasing Member within the Purchasing Member’s sole discretion: (i) the purchase price shall be the same as that contained in such bona fide offer; or (ii) the purchase price shall be the Fair Market Value of the Transferred Interests. The Fair Market Value of the Transferred Interests is equal to the Sharing Ratio associated with the Transferred Interests multiplied by the Fair Market Value of the Company Property on the date that the notice of the bona fide offer was sent to the Purchasing Member, giving full consideration to recognized discounts for minority interest and lack of marketability.

(c)          Terms of Purchase. The closing of the purchase by a Purchasing Member shall take place on the next Business Day that is thirty (30) days after the date of the Purchasing Member’s notice of intent to purchase the Transferred Interests. The purchase price for any Transferred Interests to be purchased pursuant to the provisions of this Section 10.4 shall be payable in readily available funds at closing. The allocation of closing costs and other expenses related to the closing shall be in accordance with the customs of Spokane County, Washington.

(d)          Failure to Exercise Right. If both the Company and the non-transferring Members fail to purchase all of the Transferred Interests pursuant to their respective rights, the Holder shall be entitled to Transfer the remaining Transferred Interests to the intended transferor, at or above the price and pursuant to the terms of the bona fide offer set forth in the notice to the non-transferring Member. The Person who purchases the Transferred Interests shall be a Transferee and may only become a Member of the Company after complying with the admission requirements set forth in Section 8.1, above.

10.5         Call Option for Involuntary Transfers. Upon the bankruptcy, dissolution (for a Member or Transferee that is an Entity), involuntary transfer at divorce, assignment to creditors, or other involuntary Transfer of the Membership Interest or Economic Rights that is not a Permitted Transfer (each a “Call Event”) of any Member or Transferee (“Transferring Person”), the other Members shall have the right and option (“Call Option”) to purchase any and all Membership Interest or Economic Rights in the Company held by the Transferring Person at the time of such Call Event. The Call Option may by exercised by delivering to the Transferring Person, or its personal representative, successors or assigns, written notice within thirty (30) days after the non-transferring Member receives notice of the Call Event. In the event that more than one non-transferring Member elects to exercise the Call Option, each such Member shall have the right to purchase a portion of the Transferring Person’s interest in the Company (whether a Membership Interest or Economic Rights) with each portion bearing the same ratio as the purchasing Member’s Sharing Ratios bear to the other purchasing Members. The purchase price shall be equal to the Fair Market Value as of the date of the Call Event of the Transferring Person’s interest in the Company (as determined under the terms of 10.4(b) above). The closing shall take place on the next Business Day that is thirty (30) days after the purchase price is determined. The purchase price shall be payable in readily-available funds at closing. If the Call Option is not exercised, the Person who obtains the Transferring Person’s Economic Rights may only become a Member of the Company after complying with the admission requirements set forth in Section 8.1, above.

10.6         Transferee Requirements. Before any Transfer of any type can take place, whether the Transfer is voluntary, involuntary, a Permitted Transfer or otherwise, the prospective non-Member Transferee must sign an agreement stating that the Transferee agrees to be bound by all the terms and conditions of this Agreement.

ARTICLE 11.
DISSOLUTION AND WINDING UP

11.1         Covenant Not to Cause Dissolution. Except as otherwise permitted by this Agreement, each Member hereby covenants and agrees not to take any voluntary action that would cause the Company to dissolve. Any provision of the Act notwithstanding, the Company shall not dissolve prior to a unanimous decision made by the Members.

11.2         No Dissolution; Bankruptcy/Receiver. The Company shall not terminate solely as a consequence of the death, disability, bankruptcy, insolvency, appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of a Member of the Company or a substantial part of such Member’s property, or an assignment for the benefit of a Member’s creditors, or an admission in writing by a Member of the inability to pay its debts generally as they become due, or any similar action by or in respect of the Member.

11.3         Dissolution. The Company shall be dissolved upon the occurrence, if any, of the following events (each, a “Dissolution Event”):

(a)          Upon the Unanimous Vote of the Members in their sole discretion; or

(b)          Upon entry of a decree of judicial dissolution.

11.4         Winding Up. After a Dissolution Event, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. To the extent not inconsistent with the foregoing, all obligations in this Agreement shall continue in full force and effect until such time as the Company Property has been distributed pursuant to this Section. The Managers shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company’s liabilities and Property, shall cause the Company Property to be liquidated as promptly as is consistent with obtaining the fair value thereof, and shall cause the proceeds therefrom to be promptly applied and distributed in the following order:

(a)          First, to the payment and discharge of all of the Company’s debts and liabilities to creditors other than Members or Managers;

(b)          Second, to the payment and discharge of all of the Company’s debts and liabilities to Members and Managers, if applicable;

(c)          Third, to the Members, pro rata, according to their positive Capital Account balances, if applicable; and

(d)          The balance, if any, to the Members according to their Sharing Ratios.

11.5         Compliance With Regulations. If any Member has an Adjusted Deficit (after giving effect to all Contributions, distributions and allocations of Profit for all Fiscal Years, including the Fiscal Year during which such liquidation occurs), such Person shall not have any obligation to make any Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

ARTICLE 12.
JOINT MEMBERS AND SPOUSES or Domestic partners

12.1         Joint Members. In the event a single Membership Interest is held by two individuals who are at the time married to each other or is held as community property, the following shall apply.

(a)          Either but not both individuals may vote or act for the two on any matter requiring Member action, and conflicting votes or acts shall render both votes or actions null and void and the votes of such Membership Interest shall not be required to effect any such action. Notice to one is notice to both and the signature or consent of one is sufficient to bind the other. Reference to a Member shall include his or her spouse or Domestic Partner.

(b)          The obligations arising out of the Membership Interest shall be joint and several as to the two individuals.

(c)          Any withdrawal as a Member by either individual shall constitute a withdrawal as a Member as to both.

(d)          Upon dissolution of the marriage of any such individual, and except as provided otherwise by court decree or settlement agreement, if the individual who regularly votes and acts on behalf of the marital community for purposes of the Company receives the Membership Interest, that person shall remain a Member. However, if the spouse or Domestic Partner receiving the Membership Interest has not previously casted a vote or otherwise acted on behalf of the marital community with regard to the community’s Membership Interest, the transfer to such spouse or Domestic Partner will be deemed to be an Involuntary Transfer and shall be subject to the Call Option outlined in Section 10.5 of this Agreement. If the other Members fail to exercise their Call Option, the spouse or Domestic Partner will be a Transferee and only retain Economic Rights in the Company.

In the event that each spouse or Domestic Partner individually holds Membership Interest who are at the time married to each other, then each spouse or Domestic Partner shall have the rights of a Member as described in the Agreement, and each will be treated as a Member pursuant to this Agreement.

12.2         Spouses or Domestic Partners. In any property settlement or division of property between a Member and such Member’s spouse or Domestic Partner, whether incident to dissolution of marriage, to separation, or otherwise, all Membership Interest shall be included in the Member’s share of the settlement. In the event the spouse of the Member receives the Membership Interest upon settlement or division of property, such transfer will be deemed to be an Involuntary Transfer and shall be subject to the Call Option outlined in Section 10.5 of this Agreement. If the other Members fail to exercise their Call Option, the spouse or Domestic Partner will be a Transferee and only retain Economic Rights in the Company. If a Member’s spouse or Domestic Partner has a community property interest in the membership interest and such spouse or Domestic Partner predeceases the Member, all Membership Interest shall be included in the Member’s share of community property. As a condition precedent to being admitted as a Member, a married individual’s spouse or Domestic Partner must execute a consent in the form determined by the Company’s attorney.

ARTICLE 13.
TAXES

13.1         Elections. The Managers may make any tax elections for the Company allowed under the Code or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company, including but without limitation, the following elections:

(a)          To adjust the basis of Company Property pursuant to Code sections 754 or 734(b), or comparable state or local law, in connection with transfers of interests in the Company and Company distributions;

(b)          To extend the statute of limitations for assessment of tax deficiencies against the Member with respect to adjustments to the Company’s federal, state, or local tax returns, to the extent permissible under applicable law; and

(c)          To the extent provided in Code sections 6221 through 6231, to represent the Company before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company and the Member, and to file any tax returns and to execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Member with respect to such tax matters or otherwise affect the rights of the Company and the Member.

13.2         Taxes of Taxing Jurisdictions. To the extent that the laws of any taxing jurisdiction require, each Member requested to do so by the Managers shall submit an agreement indicating that such Person shall make timely income tax payments to the taxing jurisdiction and that such Person accepts personal jurisdiction of the taxing jurisdiction with regard to the collection of income taxes attributable to the Member’s income, and interest and penalties assessed on such income. If a Member fails to provide such agreement, the Company may withhold and pay over to such taxing jurisdiction the amount of tax, penalty, and interest determined under the laws of the taxing jurisdiction with respect to such income. Any such payments with respect to the income of a Member shall be treated as a distribution for purposes of Article 6.

13.3         Tax Matters Member.

(a)          Kendall Bertagnole shall be the Tax Matters Member of the Company pursuant to Code § 6231(a)(7), and shall be the exclusive spokesperson of the Company in the course of an audit or any litigation involving Company tax matters, to the extent so provided under applicable law. The Managers or the Tax Matters Member shall take such action as may be necessary to cause each Member to become a notice member within the meaning of section 6223 of the Code and shall keep each Member fully informed of material events in any administrative or judicial proceeding involving Company or Member tax matters. The Tax Matters Member, however, may not take any action contemplated by Code section 6222 through section 6233 without the unanimous consent of Members.

(b)          Any Person designated as Tax Matters Member shall discharge duties and exercise authority in a good faith effort to maximize the advantages accruing to the Company and its Members as a whole, rather than to any particular Member. The Tax Matters Member shall not be liable or responsible to the Company, to any current or former Member or transferee for any acts or failures to act or for loss or liability arising out of acts or failures to act, provided such action or failure to act was undertaken in good faith and within the scope of the Tax Matters Member’s authority, except for acts or omissions of gross negligence or reckless conduct, intentional misconduct, or a knowing violation of the law.

ARTICLE 14.
BOOKS, RECORDS AND ACCOUNTINGS

14.1         Generally. At the expense of the Company, the Company shall maintain records and accounts of all operations and expenditures of the Company on the cash basis of accounting. At a minimum the Company shall keep at its principal place of business, the following records:

(a)          A copy of its certificate of formation and all amendments thereto;

(b)          A copy of any Company agreement made in a record and any amendments made in a record to a Company agreement;

(c)          Unless contained in its certificate of formation, a statement in a record of:

(i)          The amount of cash and a description and statement of the agreed value of the other benefits contributed and agreed to be contributed to each member;

(ii)         The times at which or events on the happening of which any additional contributions agreed to be made by each member are to be made;

(iii)        Any right of any member to receive distributions which include a return of all or any part of the member’s contribution; and

(iv)        Any events upon the happening of which the Company is to be dissolved and its activities wound up;

(d)          A copy of the Company’s federal, state, and local tax returns and reports, if any, for the three most recent years;

(e)          A copy of any financial statements of the Company for the three most recent years;

(f)          A copy of any record made by the Company during the past three years of any consent given by or vote taken of any member pursuant to this chapter or the Company agreement;

(g)          A copy of the three most recent annual reports delivered by the Company to the Secretary of State;

(h)          A copy of any filed articles of conversion or merger; and

(i)          A copy of any certificate of dissolution or certificate or revocation of dissolution.

14.2         Member Inspection Request.

On ten days’ demand, made in writing received by the Company, a Member may inspect and copy, during regular business hours at the Company’s principal office, the records required by 14.1 of this article. The Member need not have any particular purpose for seeking the records. However, if the records contain information specified in subsection 14.3(a) of this article, the Company may substitute copies of the records that are redacted to protect information specified in subsection 14.3(a) of this article, unless the Member meets the requirements of subsection 14.4 of this article.

14.3         Member Inspection Subject to Additional Requirements.

During regular business hours and at a reasonable location specified by the Company, a Member may inspect and copy the following records of the Company if the Member meets the requirements of subsection 14.4 of this article:

(a)          A current and a past list, setting forth the full name and last known mailing address of each member and manager, if any;

(b)          Excerpts from any meeting of the managers or members, and records of limited liability company action approved by the members or manager without a meeting; and

(c)          Accounting records of the limited liability company.

14.4         Additional Requirements for Member Inspection Under 14.3.

A member may inspect and copy the records described in subsection 14.3 of this article if:

(a)          The member seeks the records for a purpose reasonably related to the member’s interest in the limited liability company;

(b)          The member makes a written demand received by the limited liability company, describing with reasonable specificity the records sought and the purpose for seeking the records; and

(c)          The records sought are directly connected to the member’s purpose.

14.5         Company Response to Member Inspection Request.

Within ten days after receiving a demand pursuant to subsection 14.4 of this article, the Company in a record must inform the member that made the demand:

(a)          What records the Company will provide in response to the demand;

(b)          When and where the Company will provide the records; and

(c)          If the Company declines to provide any demanded records, the Company’s reasons for declining.

14.6         Reports. Within one hundred twenty (120) days after the end of each Fiscal Year, the Company shall prepare or cause to be prepared and shall send to each Person who was a Member or Transferee at any time during the Fiscal Year a balance sheet of the Company as of the end of the Fiscal Year and statements of income and expense, Members’ equity and changes in financial position for the year, a cash flow statement, and such other and additional reports as the Managers deem relevant. In addition, the Company shall forward to each Member or to any Person who was at any time during the year a Member or Transferee, such tax information as is necessary for the preparation by such Person of such Person’s federal and state income tax returns.

ARTICLE 15.
AMENDMENT

This Agreement may not be amended, restated or modified except in writing by Unanimous Vote of the Members. No Member shall be deemed to have any vested rights in this Agreement that cannot be modified through an amendment to this Agreement.

ARTICLE 16.
MISCELLANEOUS

16.1         Classification for Federal Income Tax Purposes. It is the intent of the Members that the Company be taxed as a partnership for United States federal income tax purposes.

16.2         Application of Washington Law. This Agreement, and any application or interpretation hereof, shall be governed exclusively by its terms and by the laws of Washington, and specifically the Act, without regard to Washington’s law governing conflicts of law.

16.3         Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

16.4         Counterparts. This Agreement may be executed in counterparts and delivered via facsimile, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

16.5         Dispute Resolution.

(a)          In General. Any dispute, controversy, claim or difference concerning or arising out of this Agreement or the rights or performance of any party under this Agreement, which parties includes, without limitation, the Company itself, (each, a “Dispute”) shall be resolved by the procedure set forth in Subsection 16.5(b).

(b)          Dispute Resolution Procedure. The parties to this Agreement, including, without limitation, the Company itself, agree to attempt to promptly resolve Disputes first by good faith communication with each other. If the parties are unable to so resolve the Dispute within ten (10) days of the first such communication, the parties shall engage in at least eight (8) hours of mediation before a mutually acceptable mediator (or, if the parties cannot agree upon a mediator, before a mediator appointed by the American Arbitration Association). If the parties are unable to resolve the Dispute through mediation, the Dispute shall be resolved in a court of applicable jurisdiction. The venue for any mediation or judicial action under this Agreement shall be in Spokane County, Washington, and all Members hereby submit to the jurisdiction of such courts.

16.6         Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations, or to implement the provisions hereof.

16.7         Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof.

16.8         Heirs, Successors, and Assigns. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

16.9         Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) delivered personally to the Person or to an executive officer of the Person to whom the same is directed; (ii) sent by registered or certified mail, postage and charges prepaid, addressed to the last known address of such Person; (iii) delivered by facsimile or electronic transmission if verified by written or electronic record of transmission; or (iv) delivered by reputable overnight courier. If notice is sent pursuant to clause (ii) above, such notice shall be deemed effective on the third (3rd) Business Day after the date on which the same was deposited in the mail. If notice is sent by any other means, the notice is effective when actually received.

16.10         Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Member or the Company shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Members or the Company may have by law, statute, ordinance or otherwise.

16.11         Severability. If for any reason any provision of this Agreement is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of this Agreement shall not be affected and such provision shall be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision shall then be enforceable and enforced.

16.12         Waivers in General. The failure of any Member or the Company to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

16.13         Waiver of Jury Trial. The Members acknowledge and agree to waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by any Member against the other on any matter arising out of or in any way connected with this Agreement.

16.14         Attorneys’ Fees. In the event a judicial action is instituted to enforce or determine the Members’ rights in connection with the Company or obligations arising out of this Agreement, the substantially prevailing party shall recover reasonable attorneys’ fees incurred in such proceeding from the party or parties who do not substantially prevail. The determination of who is the substantially prevailing party and the amount of reasonable attorneys’ fees to be paid to the substantially prevailing party shall be decided by the court, with respect to attorneys’ fees incurred prior to and during such proceedings.

16.15         Entire Agreement. This Agreement, the Certificate, and any other document to be furnished pursuant to the provisions hereof embody the entire agreement and understanding of the parties hereto as to the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings other than those expressly set forth or referred to in such documents. This Agreement, the Certificate, and such documents supersede all prior agreements and understandings among the parties with respect to the subject matter hereof.

16.16         Conflict and Legal Representation; Waiver of Independent Legal Counsel. All parties to this agreement acknowledge that this agreement has been drafted by Lee & Hayes, PLLC, as legal counsel for the Company. Any other persons who become Members acknowledge that in becoming a Member of the Company, they are relying upon the advice of independent counsel in signing the agreement or have freely chosen not to seek such advice.

[signature pages follow]

MANAGERS SIGNATURE PAGE
TO
OPERATING AGREEMENT
OF

TRIBUS INNOVATIONS, LLC

IN WITNESS WHEREOF, the undersigned Managers of the Company have executed this Agreement both as Managers and on behalf of the Company.

MANAGER: KENDALL BERTAGNOLE

/s/ Kendall Bertagnole

MANAGER: JUAN C AYALA

/s/ Juan C Ayala

MANAGER: TOMMY MILLS

/s/ Tommy Mills

MEMBERS SIGNATURE PAGE
TO
OPERATING AGREEMENT
OF

TRIBUS INNOVATIONS, LLC

IN WITNESS WHEREOF, the undersigned Members of the Company have executed this Agreement.

MEMBERS:

/s/ Kendall Bertagnole
KENDALL BERTAGNOLE

/s/ Juan C Ayala
JUAN C AYALA

/s/ Tommy Mills
TOMMY MILLS

EXHIBIT A

MEMBER INITIAL CONTRIBUTIONS

TRIBUS INNOVATIONS, LLC

Member	Value of Contribution	Date Contributed	Type	Sharing Ratio
Kendall Bertagnole			Cash/IP	33.33%
Juan C Ayala			Cash/IP	33.33%
Tommy Mills			Cash/IP	33.33%
Total				100%

APPENDIX 1

CERTAIN TAX AND ACCOUNTING MATTERS

A.1    Accounting Definitions. The following terms, which are used predominantly in this Appendix 1, shall have the meanings set forth below for all purposes under this Agreement.

“Adjusted Deficit” means, with respect to any Member, the deficit balance, if any, in such Person’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)          The Capital Account shall be increased by any amounts which such Person is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the next to the last sentences of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)          The Capital Account shall be decreased by the items described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Deficit is intended to comply with Regulation § 1.704-1(b)(2)(ii)(d) and must be interpreted consistently therewith.

“Capital Account” means the account maintained with respect to a Person determined in accordance with the provisions of Section A.2 of this Agreement.

“Company Minimum Gain” has the same meaning as “partnership minimum gain” as set forth in Regulations §§ 1.704-2(b)(2) and 1.704-2(d).

“Debt” means, with respect to any Person:

(a)          any indebtedness of such Person for borrowed money or deferred purchase price of Property, whether or not evidenced by a note, bond, or other instrument;

(b)          obligations of such Person as lessee under any capital leases treated as a debt for federal income tax purposes;

(c)          obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any Property owned or held by such Person, whether or not such Person has assumed or become liable for the obligations secured thereby; or

(d)          any other liabilities of such Person (contingent or otherwise) as assumed or taken subject to by the Company.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year, except that (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Fiscal Year and which difference is being eliminated by use of the “remedial method” as defined by § 1.704-3(d) of the Regulations, Depreciation for any such Fiscal Year shall be the amount of book basis recovered for such Fiscal Year under the rules prescribed by § 1.704-3(d)(2) of the Regulations and (b) with respect to any other asset the Gross Asset Value of which differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted basis; provided, however, that in the case of clause (b) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

Appendix 1, Page 1

“Gross Asset Value” means the adjusted basis of an item of Property for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of the Property (if any) contributed by the Initial Members is set forth in Exhibit A and the initial Gross Asset Value of any Property subsequently contributed by a Member to the Company shall be the gross fair market value of such Property, as determined by the Members.

(b)          The Gross Asset Values of items of such Property shall be adjusted to equal the gross fair market value of such Property, as determined by the Members, as of the following times:

(1)         the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Contribution;

(2)         the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company;

(3)         the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a non Member acting in a Member capacity or in anticipation of becoming a Member; and

(4)         the liquidation of the Company within the meaning of Regulation § 1.704-l(b)(2)(ii)(g);

(c)          The Gross Asset Values of such Property shall be increased or decreased to reflect any adjustments to the adjusted basis of such Property pursuant to Code § 734(b) or Code § 743, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation § 1.704-1(b)(2)(iv)(m) and paragraph (f) of the definition of “Profits” and “Losses”; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph (c) to the extent the Manager determines that an adjustment pursuant to the preceding paragraph (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to Regulation § 1.704-1(b)(2)(iv)(m), and provided further, that in all events the Gross Asset Value of cash and any cash equivalent shall be the dollar amount thereof.

If the Gross Asset Value of an item of Property has been determined or adjusted pursuant to the preceding paragraphs (a) or (b), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such item of Property for purposes of computing Profits and Losses in accordance with Regulation Section 1.704-1(b)(2)(iv)(g).

“Issuance Items” means any income, gain, loss or deduction realized as a direct result of the issuance of an interest by the Company to a Person.

Appendix 1, Page 2

“Member Nonrecourse Debt” has the same meaning as “partner nonrecourse debt,” as set forth in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if that Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions,” as set forth in Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2).

“Nonrecourse Liability” is defined in Regulation § 1.704-2(b)(3).

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a)          Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be added to such taxable income or loss;

(b)          Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures pursuant to Regulation § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section shall be subtracted from such taxable income or loss;

(c)          In the event the Gross Asset Value of any Company Property is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Property for purposes of computing Profits or Losses;

(d)          Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Company Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

(e)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation for the relevant Fiscal Year shall be taken into account, computed as provided in this Agreement;

(f)          To the extent an adjustment to the adjusted tax basis of any Company Property pursuant to Code § 734(b) or Code § 743(b) is required pursuant to Regulation § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Person’s Economic Rights, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the Property and shall be taken into account for purposes of computing Profits or Losses; and

(g)          Notwithstanding any other provision of this Agreement, any items that are specially allocated pursuant to Sections 7.2 and 7.3 of this Agreement and Section A.4 of this Appendix 1 shall not be taken into account in computing Profits or Losses.

Appendix 1, Page 3

The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections A.3 or A.4 of this Appendix 1 shall be determined by applying rules analogous to those set forth in the preceding paragraphs (a) through (f).

A.2         Maintenance of Capital Accounts. The Company shall establish and maintain Capital Accounts with respect to each Member. The initial Capital Accounts of the Initial Members shall be the initial Contribution amounts of the Initial Members. Thereafter, Capital Accounts shall be maintained in accordance with the following:

(a)          Increases. Each Member’s Capital Account shall be increased by any additional capital contributed by such Person, such Person’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to this Agreement, and the amount of any Company liabilities assumed by such Person or that are secured by any Property distributed to such Person.

(b)          Decreases. Each Member’s Capital Account shall be decreased by the amount of cash and the Gross Asset Value of any Company Property (other than cash) distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to this Agreement, and the amount of any Debt of such Person assumed by the Company or that is secured by any Property contributed by such Person to the Company.

(c)          Revaluation of Property. Upon (i) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis Contribution, (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest of the Company; (iii) or the liquidation of the Company within the meaning of Regulation § 1.704-1(b)(2)(ii)(g); any revaluation gain or loss shall be allocated to the Capital Accounts of the Members with Capital Accounts in the same manner as if the Company Property had been sold. In each case where there is an adjustment to Capital Accounts by reason of a revaluation of Company Property on the Company’s books, the Capital Accounts shall also be adjusted in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations for allocations to them of depreciation, depletion, amortization, and gain or loss, as computed for book purposes, with respect to such Property.

(d)          Distribution of Assets. If the Company at any time distributes any of its Property in-kind to any Member, the Capital Accounts shall be adjusted to account for that Person’s allocable share of the Profits or Losses, as determined pursuant to this Agreement, that would have been realized by the Company had it sold the Property that was distributed at its fair market value immediately prior to its distribution.

(e)          Sale or Exchange of Interest. In the event of a Transfer of all or a portion of a Person’s Economic Rights in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the Person to the extent it relates to the Transfer of such Person’s Economic Rights.

(f)          Compliance with Code § 704(b). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Members determine that it is prudent to modify the manner in which the Capital Accounts, or any adjustments thereto (including, without limitation, adjustments relating to Debt which is secured by Contributions or distributed Property or which is assumed by the Company or Members), are computed in order to comply with such Regulations, the Members may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to ARTICLE 11 upon the dissolution of the Company. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or otherwise personally obligate any Member to make a Contribution.

Appendix 1, Page 4

A.3        Other Allocation Rules

(a)          For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code § 706 and the Regulations thereunder.

(b)          All allocations to the Members shall, except as otherwise provided, be divided among them in proportion to the Sharing Ratios of each.

(c)          The Members are aware of the income tax consequences of the allocations made by this Article and hereby agree to be bound by this Article in reporting their shares of Company income and loss for income tax purposes.

(d)          Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulation § 1.752-3(a)(3), the Members’ interests in Company Profits shall be in the same proportion as their Sharing Ratios.

(e)          To the extent permitted by Regulation § 1.704-2(h)(3), the Company and Members shall endeavor to treat distributions as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Deficit for any Member.

A.4     Tax Allocations: Code § 704(c). Except as provided in this Section A.4, each item of income, gain, loss, deduction or credit for federal income tax purposes that corresponds to an item of income, gain, loss or expense that is either taken into account in computing Profits or Losses or is specially allocated pursuant to Section 7.2 or Section 7.3 (a “Book Item”) shall be allocated among Persons in the same proportion as the corresponding Book Item is allocated among them pursuant to Sections 7.2 or 7.3. In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with this Agreement).

In the event the Gross Asset Value of any Company Property is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such Property shall take account of any variation between the adjusted basis of such Property for federal income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

A.5     Limitation on Losses. The Losses allocated to a Person shall not exceed the maximum amount of Losses that can be so allocated without causing any Person to have an Adjusted Deficit at the end of any Fiscal Year. In the event some but not all of the Persons with Capital Accounts would have Adjusted Deficits as a consequence of an allocation of Losses pursuant to this Section, the limitation set forth in this paragraph shall be applied on a Person by Person basis so as to allocate the maximum permissible Losses to each Person under Regulation § 1.704-1(b)(2)(ii)(d).

Appendix 1, Page 5